Exhibit 5.1

[LETTERHEAD OF MESSNER & REEVES, LLC]

May 30, 2008

Chipotle Mexican Grill, Inc.

1543 Wazee Street, Suite 200

Denver, CO 80202

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Chipotle Mexican Grill, Inc. (“Registrant”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the registration of an additional 2,250,000 shares of the Registrant’s Class A Common Stock, $.01 par value per share (the “Shares”) that may be issued pursuant to the Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan (the “Plan”).

This opinion is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. In connection therewith, we have reviewed the registration statement previously filed on Form S-8 on January 26, 2006 under registration number 333-131289, the contents of which are incorporated by reference in the Registration Statement, and we have examined: (1) all Exhibits filed with the Registration Statement or incorporated by reference therein; (2) the Plan; and (3) such corporate records, certificates of public officials and other documents, including those incorporated by reference in the Registration Statement, as we have considered necessary or proper for the purpose of rendering this opinion. In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Registrant include all corporate proceedings taken by the Registrant with respect to the Plan to date. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Registrant and others.

Members of our firm are admitted to the Bar in the State of Colorado. We do not express any opinion as to the laws of any other jurisdiction except with respect to the General Corporation Law of the State of Delaware and the federal laws of the United States. We do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that all corporate action on the part of the Registrant, its directors and shareholders necessary for the approval of the Plan and the authorization of the increase in the aggregate number of Shares available for issuance under the Plan from 2,200,000 to 4,450,000 has been taken and that upon issuance and delivery of the Shares in accordance with the terms and conditions of the Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

Sincerely,

MESSNER & REEVES, LLC

/s/ Messner & Reeves, LLC